Exhibit 99.1
KINDER MORGAN ANNOUNCES $0.2625 PER SHARE DIVIDEND AND RESULTS FOR SECOND QUARTER OF 2020

HOUSTON, July 22, 2020 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2625 per share for the second quarter ($1.05 annualized), payable on August 17, 2020, to common stockholders of record as of the close of business on August 3, 2020. This dividend represents a 5 percent increase over the second quarter 2019.

KMI is reporting a second quarter net loss attributable to KMI of $637 million, compared to net income attributable to KMI of $518 million in the second quarter of 2019; and distributable cash flow (DCF) of $1,001 million, an 11 percent decrease from the second quarter of 2019. The net loss was primarily due to a $1,000 million non-cash impairment of goodwill associated with KMI’s natural gas non-FERC regulated midstream business driven by the recent sharp decline in natural gas production affecting a number of our assets. Without that impairment, net income for the quarter would have been $363 million.

“Despite the significant reduction in energy demand during the second quarter due to the pandemic, our company continued to generate substantial earnings and robust coverage of this quarter’s dividend,” said KMI Executive Chairman Richard D. Kinder. “While the pace of the global economic recovery remains uncertain at this time, we are seeing green shoots in some areas of our business. The board remains committed to increasing the dividend to $1.25 annualized as we projected, under far different circumstances, in 2017. The board will meet in January 2021 as usual and at that time we will have the company’s 2021 budget to help guide our decisions. In making a determination about the dividend payment, we will take into account the economic conditions prevailing and projected at that time, along with our principles of returning value to shareholders while maintaining a healthy balance sheet.”

“Protecting our employees during this historic pandemic while continuing to provide essential services to our fellow citizens remains our top priority, and I am very proud of the way our employees have responded to this challenge,” said KMI Chief Executive Officer Steve Kean. “Our teams quickly adapted to remote working and have not missed a beat in running our assets, serving our customers, generating new business and executing on projects.

“We also continue to look closely at our capital spending, our expenses, and increased operational efficiency. We have now reduced our 2020 expenses and sustaining capital expenditures by approximately $170 million combined versus our original budget without sacrificing safety and compliance. We have reduced our expansion capital outlook for 2020 by approximately $660 million, or almost 30 percent. In addition, the actions we have taken over the last several years to strengthen our balance sheet, including reducing our net debt by $10 billion since the third quarter of 2015, have increased our resiliency for these challenging times. The services we provide continue to be needed to meet our customers’ energy transportation and storage needs. Our business model, which secures much of our cash flows on a take-or-pay basis independent of underlying commodity prices, positions us well even in the current environment,” Kean concluded.

“Sharp declines in crude oil and natural gas production along with reduced demand for refined products due to the economic shutdown in the wake of the pandemic clearly affected our business and will continue to do so in the near term. Largely due to the non-cash impairment noted above, we generated a second quarter loss per common share of $0.28, compared to earnings per common share of $0.23 in the second quarter of 2019. Financial contributions from all of our business segments were down compared to the second quarter of 2019, although transport volumes in our Natural Gas Pipelines segment were up 3 percent year over year, and we saw lower interest expense, cash taxes and sustaining capital expenditures versus the same period last year,” said KMI President Kim Dang.

“Adjusted earnings per share in the second quarter of 2020 were down 23 percent compared to the second quarter of 2019. At $0.44 per common share, DCF per share was down $0.06 from the second quarter of 2019, yet we still achieved $404 million of excess DCF above our declared dividend.

“We continue to overcome challenges and make progress on our Permian Highway Pipeline project, with more than 75 percent of the construction completed. As previously announced, we expect the project to be in service early in 2021,” said Dang. “We are also nearing completion of the Elba Liquefaction project, with the sixth of ten liquefaction units placed in service during the quarter, and the seventh on July 17th. The remaining three units are expected to be placed in service before the end of this summer. Both projects are fully contracted under long term, reservation-based contracts.”

For the first six months of 2020, KMI reported net loss attributable to KMI of $943 million, compared to net income attributable to KMI of $1,074 million for the first six months of 2019, and DCF of $2,262 million, down 9 percent from $2,499 million for the comparable period in 2019. In addition to the effects of the pandemic on energy demand described above, our net loss for the first six months of 2020 includes $1,976 million of pre-tax net losses on impairments and divestitures as compared to a pre-tax net gain of $10 million in the comparable 2019 period.

2020 Outlook

For 2020, KMI’s original budget contemplated DCF of approximately $5.1 billion ($2.24 per common share) and Adjusted EBITDA of approximately $7.6 billion. Because of the pandemic-related reduced energy demand and the sharp decline in commodity prices, the company now expects DCF to be below plan by slightly more than 10 percent and Adjusted EBITDA to be below plan by slightly more than 8 percent. As a result, KMI now expects to end 2020 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.7 times. Because considerable uncertainty exists with respect to the future pace and extent of a global economic recovery from the effects of the pandemic, Table 8 below provides assumptions and sensitivities for impacts on our business over the remaining six months of 2020 that may be affected by that uncertainty.

Market conditions also negatively impacted a number of planned expansion projects such that they are not needed at this time or no longer meet our internal return thresholds. We therefore expect the budgeted $2.4 billion expansion projects and contributions to joint ventures for 2020 to be lower by approximately $660 million. With this reduction, DCF less expansion capital expenditures is improved by over $100 million compared to budget, helping to keep our balance sheet strong.

KMI expects to use internally generated cash flow to fully fund its 2020 dividend payments, as well as all of its 2020 discretionary spending.

As of June 30, 2020, we had over $3.9 billion of borrowing capacity under our $4 billion credit facility and $526 million in cash and cash equivalents. We believe our cash from operations, current cash on hand and excess borrowing capacity are more than adequate to allow us to manage our day-to-day cash requirements as well as the debt maturing over the next 18 months.

Due to the impracticality of predicting certain amounts required by GAAP such as unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities, KMI does not provide budgeted net income attributable to KMI and net income, the GAAP financial measures most directly comparable to the non-GAAP financial measures of DCF and Adjusted EBITDA, respectively, or budgeted metrics derived therefrom.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was down for the second quarter of 2020 relative to the second quarter of 2019,” said Dang. “The segment experienced lower contributions from multiple gathering and processing assets due to sharply reduced natural gas production, from Tennessee Gas Pipeline Company (TGP) due to mild weather in the Northeast and the impact of the FERC 501-G rate settlement, and from the sale of the Cochin Pipeline in December 2019. These reduced contributions were partially offset by greater contributions from the Elba Liquefaction and the Gulf Coast Express (GCX) projects.”

Natural gas transport volumes were up 3 percent compared to the second quarter of 2019, with the largest increases on GCX, TGP, Colorado Interstate Gas (CIG), and the Texas Intrastates. Increases on GCX were due to its being placed in service, while TGP benefited from increased LNG deliveries, CIG from DJ growth and higher heating demand, and the Texas Intrastates from the continued growth in the Texas Gulf Coast market. Natural gas gathering volumes were down 8 percent from the second quarter of 2019 due primarily to decreased volumes on our KinderHawk, Oklahoma and Hiland Midstream systems.

“The severe decline in refined product demand and lower crude and condensate volumes during the second quarter reduced contributions from the Products Pipelines segment,” Dang said. “Crude and condensate pipeline volumes were down 26 percent compared to the prior period and total refined product volumes were down 31 percent compared to the second quarter of 2019.”

“Terminals segment earnings were lower compared to the second quarter of 2019 predominantly driven by the impacts of the December 2019 sale of Kinder Morgan Canada Limited (KML) and demand reduction attributable to the pandemic. In our liquids business, which accounts for approximately 80 percent of the segment, refined product volumes were down 24 percent compared to the second quarter of 2019, however the negative impact to earnings was more moderate owing to our predominantly fixed, take-or-pay contracting profile. Further, incremental storage demand driven by a contango commodity pricing environment contributed to historically-high effective utilization across our network of nearly 80 million barrels of storage capacity,” said Dang. “In our bulk business, continued strong volumes and earnings at our petroleum coke operations were more than offset by weakness in export coal, soda ash, and steel volumes.”

“The CO2 segment was negatively impacted versus the second quarter of 2019 primarily by lower crude and CO2 volumes, as well as lower NGL prices, partially offset by lower operating expenditures. Our weighted average NGL price for the quarter was down $7.74 per barrel, or 33 percent from the second quarter of 2019. Our realized weighted average crude oil price for the quarter was up 1 percent at $50.31 per barrel compared to $49.95 per barrel for the second quarter of 2019, largely driven by our Midland/Cushing basis hedges,” said Dang. “Second quarter 2020 combined oil production across all of our fields was down 13 percent compared to the same period in 2019 on a net to KMI basis.”

Other News

Corporate
•The board has appointed James Holland, currently President of the Products Pipelines business segment, as Chief Operating Officer (COO) for Kinder Morgan, Inc., effective immediately. Dax Sanders, Executive Vice President and Chief Strategy Officer, has been appointed to succeed Mr. Holland as Products Pipelines President. Mr. Holland has been with Kinder Morgan or predecessor companies for more than 25 years and has held various positions in the Products Pipelines business. He was named Vice President of Logistics for the Products Pipelines group in 2004, Vice President of Technical Services in 2012, and President of Products Pipelines in 2017. As COO, Mr. Holland will enhance KMI’s focus on excellence in operations, with a particular emphasis on continuous improvement in KMI’s best in class environment, social and governance (ESG) program.

Natural Gas Pipelines
•The Permian Highway Pipeline (PHP) is more than 75 percent mechanically complete, and is expected to be placed in service in early 2021. The approximately $2 billion project is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. The project is fully subscribed under long-term, binding agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.7 percent, and an affiliate of an anchor shipper has a 20 percent interest. KMTP is building and will operate the pipeline.

•Elba Liquefaction Company (ELC) is continuing the commissioning and startup activities on the remaining units that comprise its portion of the Elba Liquefaction project. The seventh unit was placed in service earlier this month. The final three units are expected to be placed in service during the summer of 2020. The facility will have a total liquefaction capacity of approximately 2.5 million tons per year of LNG, equivalent to approximately 350 million cubic feet per day (MMcf/d) of natural gas. The nearly $2 billion project is supported by long-term contracts with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, owns the liquefaction units and other ancillary equipment. Other facilities associated with the project are 100 percent owned by KMI.
•Construction activities continue on KMI’s approximately $260 million expansion projects designed to increase the delivery capacity by 1.4 Bcf/d on its Texas intrastate system. This expansion capacity will serve future LNG, industrial, electric generation and local distribution company expansions along the Texas Gulf Coast. Construction of the expansion projects is on schedule and expected to be placed in service during the fourth quarter of 2020.
•On June 30, 2020, TGP filed an application with the Federal Energy Regulatory Commission (FERC) requesting a certificate order authorizing TGP’s East 300 Upgrade Project. TGP has entered into a long-term, binding agreement with Consolidated Edison Company of New York, Inc. to provide 115,000 dekatherms per day (Dth/d) of capacity to their distribution system. The approximately $246 million expansion project involves upgrading and adding compression facilities on TGP’s system. Pending the receipt of all required permits, construction will begin in March 2022 with an expected in-service date of November 1, 2022.
•On May 8, 2020, Kinder Morgan received regulatory approval to proceed with an open season on its Mier-Monterrey Pipeline system in Mexico that began on July 13, 2020, and will conclude on August 7, 2020. The approximately $22 million project involves expanding the system’s existing capacity by 35,000 MMbtu/d, and is substantially anchored by a long-term, binding agreement of 31,000 MMBTU/d. The project is expected to be in service in the second quarter of 2021.
•The approximately $140 million El Paso Natural Gas (EPNG) South Mainline Expansion Project was placed in service on July 9, 2020. The project increases EPNG’s South Mainline system’s capacity by approximately 203,000 Dth/d by modifying and expanding portions of the system in Texas, New Mexico and Arizona to meet increased demand for natural gas from Arizona electric utility providers and for U.S.-produced natural gas exports to Mexico. The project also provides for incremental delivery capacity into California.
•Construction is progressing on the Natural Gas Pipeline Company of America’s (NGPL) Sabine Pass Compression Project, which is expected to be complete by October 1, 2020. The approximately $68 million project (KMI’s share: approximately $34 million), supported by a long-term take-or-pay contract, will add compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility in Cameron Parish.
•Construction is underway on NGPL’s Gulf Coast Southbound project. The approximately $220 million project (KMI’s share: $110 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Corpus Christi

Liquefaction, LLC. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in the first half of 2021.
•Construction is underway on NGPL’s approximately $52 million Lockridge to Waha Project (KMI’s share: $26 million). The project will enable NGPL to deliver up to 500,000 Dth/d to the Waha Hub with an extension of its Amarillo system, and is supported by long-term take-or-pay contracts. The extension is expected to be placed in service early in the fourth quarter of 2020.

Terminals
•Many elements of a series of projects at Kinder Morgan’s Pasadena Terminal and Jefferson Street Truck Rack located on the Houston Ship Channel are complete and in service with the balance to be completed by end of the third quarter of 2020. The projects totaling approximately $127 million include increasing flow rates on inbound pipeline connections and outbound dock lines, tank modifications that will add butane blending and vapor combustion capabilities to 10 storage tanks, expansion of the current methyl tert-butyl ether storage and blending platform, and a new dedicated natural gasoline (C5) inbound connection. The improvements are supported by long-term agreements.
•Construction is progressing on the butane-on-demand blending system at KMI’s Galena Park Terminal. The approximately $45 million project includes construction of a 30,000-barrel butane sphere and a new inbound C4 pipeline connection, as well as tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The project is supported by a long-term agreement with an investment grade midstream company and is expected to be completed in the first quarter of 2021.
•Construction is nearing completion on an expansion of Kinder Morgan’s market-leading Argo ethanol hub. The project, which spans both the Argo and Chicago Liquids facilities, includes 105,000 barrels of additional ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities. The approximately $19 million project will improve the system’s inbound and outbound modal balances, adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub. The project is expected to be completed in the third quarter of 2020.
•Construction activities continue on a facility upgrade at the Battleground Oil Specialty Terminal Company LLC (BOSTCO), a leading fuel oil storage terminal on the Houston Ship Channel. The approximately $22 million project, which is expected to be placed in service in the fourth quarter of 2020, will add piping to allow for segregation of high sulfur and low sulfur fuel oils. KMI owns a 55 percent interest in and is the operator of BOSTCO.

CO2
•The CO2 segment continues to focus on capital discipline and economic production. Ongoing optimization of project performance and costs, combined with higher commodity prices, have allowed renewed consideration of some projects. During the quarter we curtailed approximately 3 percent of production, but improved commodity pricing has allowed the majority of that production to restart without operational issue or reservoir recovery impact.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 83,000 miles of pipelines and 147 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings. A supplemental Investor Update presentation is also available on the same page as the webcast link.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt to Adjusted EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net (loss) income or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net (loss) income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the Company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net (loss) income to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net (loss) income attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net (loss) income to Kinder Morgan, Inc. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in common share dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, and DD&A, including amortization of excess cost of equity investments, (EBITDA) for Certain Items, KMI’s share of unconsolidated joint venture (JV) DD&A and income tax expense (net of our partners’ share of consolidating JV DD&A and income tax expense), and net income attributable to noncontrolling interests that is further adjusted for KML noncontrolling interests (net of its applicable Certain Items) for the periods presented through KML’s sale on December 16, 2019. Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net (loss) income. (See the accompanying Tables 3 and 4.)

Net Debt, as used in this news release, is a non-GAAP financial measure that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P. (which was redeemed in January 2020), (iii) debt fair value adjustments and (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps.  We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Free Cash Flow, as used in relation to our CO2 segment, is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; the future impact on our business of the global economic consequences of the COVID-19 pandemic, KMI’s expected DCF and Adjusted EBITDA for 2020 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2020; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. In addition to the risk factors described herein, other important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2020	2019		2020	2019
Revenues	$2,560	$3,214		$5,666	$6,643
Operating costs, expenses and other
Costs of sales	441	777		1,104	1,725
Operations and maintenance	606	646		1,226	1,244
Depreciation, depletion and amortization	532	579		1,097	1,172
General and administrative	155	148		308	302
Taxes, other than income taxes	103	103		195	221
Loss (gain) on impairments and divestitures, net	1,005	(10)		1,976	(10)
Other income, net	—	(2)		(1)	(2)
Total operating costs, expenses and other	2,842	2,241		5,905	4,652
Operating (loss) income	(282)	973		(239)	1,991
Other income (expense)
Earnings from equity investments	176	161		368	353
Amortization of excess cost of equity investments	(35)	(19)		(67)	(40)
Interest, net	(395)	(452)		(831)	(912)
Other, net	16	13		18	23
(Loss) income before income taxes	(520)	676		(751)	1,415
Income tax expense	(104)	(148)		(164)	(320)
Net (loss) income	(624)	528		(915)	1,095
Net income attributable to NCI	(13)	(10)		(28)	(21)
Net (loss) income attributable to Kinder Morgan, Inc.	$(637)	$518		(943)	1,074
Class P Shares
Basic and diluted (loss) earnings per common share	$(0.28)	$0.23	(222)%	$(0.42)	$0.47	(189)%
Basic and diluted weighted average common shares outstanding	2,261	2,262	—%	2,263	2,262	—%
Declared dividends per common share	$0.2625	$0.25	5%	$0.525	$0.50	5%
Adjusted Earnings (1)	$381	$493	(23)%	$922	$1,064	(13)%
Adjusted Earnings per common share (1)	$0.17	$0.22	(23)%	$0.40	$0.47	(15)%

Note
(1)	Adjusted Earnings is Net (loss) income attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per common share uses Adjusted Earnings and applies the same two-class method used in arriving at basic (loss) earnings per common share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net (Loss) Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(Unaudited, in millions)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2020	2019		2020	2019
Net (loss) income attributable to Kinder Morgan, Inc. (GAAP)	$(637)	$518		$(943)	$1,074
Total Certain Items	1,018	(25)		1,865	(10)
Adjusted Earnings (1)	381	493	(23)%	922	1,064	(13)%
DD&A and amortization of excess cost of equity investments for DCF (2)	659	691		1,350	1,399
Income tax expense for DCF (1)(2)	132	162		313	357
Cash taxes (3)	(5)	(51)		(8)	(64)
Sustaining capital expenditures (3)	(159)	(189)		(300)	(304)
Other items (4)	(7)	22		(15)	47
DCF	$1,001	$1,128	(11)%	$2,262	$2,499	(9)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2020	2019		2020	2019
Natural Gas Pipelines	$1,016	$1,071	(5)%	$2,195	$2,272	(3)%
Products Pipelines	227	307	(26)%	500	600	(17)%
Terminals	229	290	(21)%	486	589	(17)%
CO2	156	184	(15)%	331	373	(11)%
Adjusted Segment EBDA (1)	1,628	1,852	(12)%	3,512	3,834	(8)%
General and administrative and corporate charges (1)	(157)	(152)		(297)	(310)
KMI's share of JV DD&A and income tax expense (1)(5)	110	119		229	245
Net income Attributable to NCI (net of KML NCI and Certain Items) (1)	(13)	(2)		(28)	(5)
Adjusted EBITDA	1,568	1,817	(14)%	3,416	3,764	(9)%
Interest, net (1)	(396)	(455)		(831)	(913)
Cash taxes (3)	(5)	(51)		(8)	(64)
Sustaining capital expenditures (3)	(159)	(189)		(300)	(304)
KML NCI DCF adjustments (6)	—	(16)		—	(31)
Other items (4)	(7)	22		(15)	47
DCF	$1,001	$1,128	(11)%	$2,262	$2,499	(9)%
Weighted average common shares outstanding for dividends (7)	2,274	2,275		2,275	2,275
DCF per common share	$0.44	$0.50		$0.99	$1.10
Declared dividends per common share	$0.2625	$0.25		$0.525	$0.50

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes KMI's share of DD&A or income tax expense from JVs, as applicable. 2019 amounts are also net of DD&A or income tax expense Attributable to KML NCI.
(3)	Includes KMI's share of cash taxes or sustaining capital expenditures from JVs, as applicable.
(4)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(5)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.
(6)	2019 amounts represent the combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, Attributable to KML NCI. See Table 7.
(7)	Includes restricted stock awards that participate in common share dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net (Loss) Income to Adjusted EBITDA Reconciliation
(Unaudited, in millions)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2020	2019		2020	2019
Net (loss) income (GAAP)	$(624)	$528	(218)%	$(915)	$1,095	(184)%
Certain Items:
Fair value amortization	(4)	(7)		(12)	(15)
Legal, environmental and taxes other than income tax reserves	—	—		(8)	17
Change in fair value of derivative contracts (1)	32	(18)		(4)	(8)
(Gain) loss on impairments and divestitures, net (2)	—	(7)		371	(5)
Loss on impairment of goodwill (3)	1,000	—		1,600	—
Income tax Certain Items	(10)	5		(106)	7
NCI associated with Certain Items	—	(1)		—	(1)
Other	—	3		24	(5)
Total Certain Items	1,018	(25)		1,865	(10)
DD&A and amortization of excess cost of equity investments	567	598		1,164	1,212
Income tax expense (4)	114	143		270	313
KMI's share of JV DD&A and income tax expense (4)(5)	110	119		229	245
Interest, net (4)	396	455		831	913
Net income attributable to NCI (net of KML NCI (4))	(13)	(1)		(28)	(4)
Adjusted EBITDA	$1,568	$1,817	(14)%	$3,416	$3,764	(9)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)
Six months ended June 30, 2020 amount includes a pre-tax non-cash impairment loss of $350 million related to oil and gas producing assets in our CO2 business segment driven by low oil prices and $21 million for asset impairments in our Products Pipelines business segment, which are reported within “Loss (gain) on impairments and divestitures, net” on the accompanying Preliminary Consolidated Statement of Operations. (See Table 1.)

(3)
Three and six months ended June 30, 2020 amounts include a non-cash impairment of goodwill associated with our Natural Gas Pipelines Non-regulated reporting unit. Six months ended June 30, 2020 also includes a non-cash impairment of goodwill associated with our CO2 reporting unit.

(4)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(5)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.

Table 5
Volume and CO2 Segment Hedges Highlights
(Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Natural Gas Pipelines
Transport volumes (BBtu/d)	35,733	34,790	37,414	35,413
Sales volumes (BBtu/d)	2,112	2,323	2,303	2,327
Gathering volumes (BBtu/d)	3,043	3,323	3,202	3,312
NGLs (MBbl/d) (1)	29	32	30	32
Products Pipelines (MBbl/d)
Gasoline (2)	762	1,090	862	1,035
Diesel fuel	371	379	365	358
Jet fuel	98	303	196	298
Total refined product volumes	1,231	1,772	1,423	1,691
Crude and condensate	479	651	590	647
Total delivery volumes (MBbl/d)	1,710	2,423	2,013	2,338
Terminals (1)
Liquids leasable capacity (MMBbl)	79.4	79.3	79.4	79.3
Liquids utilization %	95.5%	93.4%	95.5%	93.4%
Bulk transload tonnage (MMtons)	11.1	14.2	24.0	27.9
CO2
SACROC oil production	22.03	24.44	22.61	24.44
Yates oil production	6.62	7.26	6.83	7.26
Katz and Goldsmith oil production	2.48	3.85	2.92	3.98
Tall Cotton oil production	1.82	2.37	2.12	2.49
Total oil production - net (MBbl/d) (3)	32.95	37.92	34.48	38.17
NGL sales volumes - net (MBbl/d) (3)	9.39	10.36	9.61	10.23
CO2 production - net (Bcf/d)	0.42	0.61	0.49	0.62
Realized weighted average oil price per Bbl	$50.31	$49.95	$52.56	$49.31
Realized weighted average NGL price per Bbl	$15.84	$23.58	$17.84	$24.75

CO2 Segment Hedges	Remaining 2020	2021	2022	2023	2024
Crude Oil (4)
Price ($/barrel)	$55.84	$53.48	$53.28	$50.14	$43.03
Volume (barrels per day)	30,948	17,400	8,400	5,150	850
NGLs
Price ($/barrel)	$27.62	$24.39
Volume (barrels per day)	6,065	575
Midland-to-Cushing Basis Spread
Price ($/barrel)	$0.14
Volume (barrels per day)	31,100

Notes
(1)	Volumes for assets sold are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(Unaudited, in millions)

	June 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$526	$185
Other current assets	1,964	3,053
Property, plant and equipment, net	36,027	36,419
Investments	7,892	7,759
Goodwill	19,851	21,451
Deferred charges and other assets	5,524	5,290
Total assets	$71,784	$74,157
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$3,006	$2,377
Preferred interest in general partner of KMP	—	100
Other current liabilities	2,196	2,623
Long-term debt	29,976	30,883
Debt fair value adjustments	1,465	1,032
Other	2,249	2,253
Total liabilities	38,892	39,268
Redeemable Noncontrolling Interest	768	803
Other shareholders' equity	31,952	34,075
Accumulated other comprehensive loss	(199)	(333)
KMI equity	31,753	33,742
Noncontrolling interests	371	344
Total shareholders' equity	32,124	34,086
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$71,784	$74,157

Net Debt (1)	$32,409	$33,031

	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2020	2019
Net income (GAAP)	$230	$2,239
Total Certain Items	1,846	(29)
Net income attributable to NCI (net of KML NCI) (2)	(41)	(16)
DD&A and amortization of excess cost of equity investments	2,445	2,494
Income tax expense (3)	584	627
KMI's share of JV DD&A and income tax expense (3)	472	487
Interest, net (3)	1,734	1,816
Adjusted EBITDA	$7,270	$7,618

Net Debt to Adjusted EBITDA	4.5	4.3

Notes
(1)	Amounts exclude: (i) the preferred interest in general partner of KMP (which was redeemed in January 2020); (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $47 million and $44 million as of June 30, 2020 and December 31, 2019, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	2020 and 2019 amounts are net of KML NCI, for periods through its December 15, 2019 sale, of $16 million and $33 million, respectively.
(3)	Amounts are adjusted for Certain Items.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Segment EBDA
Natural Gas Pipelines (GAAP)	$(3)	$1,088	$1,193	$2,291
Certain Items	1,019	(17)	1,002	(19)
Natural Gas Pipelines Adjusted Segment EBDA	1,016	1,071	2,195	2,272
Products Pipelines (GAAP)	227	307	496	583
Certain Items	—	—	4	17
Products Pipelines Adjusted Segment EBDA	227	307	500	600
Terminals (GAAP)	229	290	486	589
Certain Items	—	—	—	—
Terminals Adjusted Segment EBDA	229	290	486	589
CO2 (GAAP)	146	196	(609)	394
Certain Items	10	(12)	940	(21)
CO2 Adjusted Segment EBDA	156	184	331	373
Kinder Morgan Canada (GAAP)	—	—	—	(2)
Certain Items	—	—	—	2
Kinder Morgan Canada Adjusted Segment EBDA	—	—	—	—
Total Segment EBDA (GAAP)	599	1,881	1,566	3,855
Total Segment EBDA Certain Items	1,029	(29)	1,946	(21)
Total Adjusted Segment EBDA	$1,628	$1,852	$3,512	$3,834
Depreciation, depletion and amortization (GAAP)	$(532)	$(579)	$(1,097)	$(1,172)
Amortization of excess cost of equity investments (GAAP)	(35)	(19)	(67)	(40)
DD&A and amortization of excess cost of equity investments	(567)	(598)	(1,164)	(1,212)
KMI's share of JV DD&A	(92)	(98)	(186)	(197)
DD&A attributable to KML NCI	—	5	—	10
DD&A and amortization of excess cost of equity investments for DCF	$(659)	$(691)	$(1,350)	$(1,399)
General and administrative (GAAP)	$(155)	$(148)	$(308)	$(302)
Corporate charges	(2)	(7)	(14)	(14)
Certain Items	—	3	25	6
General and administrative and corporate charges (1)	$(157)	$(152)	$(297)	$(310)
Interest, net (GAAP)	$(395)	$(452)	$(831)	$(912)
Certain Items	(1)	(3)	—	(1)
Interest, net (1)	$(396)	$(455)	$(831)	$(913)
Income tax expense (GAAP)	$(104)	$(148)	$(164)	$(320)
Certain Items	(10)	5	(106)	7
Income tax expense (1)	(114)	(143)	(270)	(313)
KMI's share of taxable JV income tax expense (1)	(18)	(21)	(43)	(48)
Income tax expense attributable to KML NCI (1)	—	2	—	4
Income tax expense for DCF (1)	$(132)	$(162)	$(313)	$(357)
Net income attributable to KML NCI	$—	$(8)	$—	$(16)
KML NCI associated with Certain Items	—	(1)	—	(1)
KML NCI (1)	—	(9)	—	(17)
DD&A attributable to KML NCI	—	(5)	—	(10)
Income tax expense attributable to KML NCI (1)	—	(2)	—	(4)
KML NCI DCF adjustments (1)	$—	$(16)	$—	$(31)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to NCI (GAAP)	$(13)	$(10)	$(28)	$(21)
Less: KML NCI (1)	—	(9)	—	(17)
Net income attributable to NCI (net of KML NCI (1))	(13)	(1)	(28)	(4)
NCI associated with Certain Items	—	(1)	—	(1)
Net income attributable to NCI (net of KML NCI and Certain Items)	$(13)	$(2)	$(28)	$(5)
Additional JV information
KMI's share of JV DD&A	$(92)	$(98)	$(186)	$(197)
KMI's share of JV income tax expense (1)	(18)	(21)	(43)	(48)
KMI's share of JV DD&A and income tax expense (1)	$(110)	$(119)	$(229)	$(245)
KMI's share of taxable JV cash taxes	$(6)	$(34)	$(10)	$(34)
KMI's share of JV sustaining capital expenditures	$(26)	$(31)	$(52)	$(50)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$146	$196	$(609)	$394
Certain Items:
Change in fair value of derivative contracts	10	(12)	(10)	(21)
Loss on impairments	—	—	950	—
CO2 Segment Certain Items	10	(12)	940	(21)
Capital expenditures (2)	(53)	(85)	(123)	(170)
CO2 Segment Free Cash Flow (1)	$103	$99	$208	$203

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Includes sustaining and expansion capital expenditures for our CO2 segment.

Table 8
Kinder Morgan, Inc. and Subsidiaries
2020 Outlook Assumptions and Sensitivity
Forecast as of July 20, 2020
(Unaudited)

Remaining 6 Months Commodity Volumes and Price Assumptions	Sensitivity Range	Potential Impact to 2020 Adjusted EBITDA and DCF (in millions, by segment)
		Natural Gas Pipelines	Products Pipelines	Terminals	CO2	Total
Natural Gas Gathering and Processing Volumes
3,030 Bbtu/d	+/- 5%	$14				$14
Refined Products Volumes (gasoline, diesel and jet fuel)
1,619 MBbl/d for Products Pipelines (the following apply to both the Products Pipelines and Terminals segments) (1)	+/- 5%		$17	$5		$22
Qtr 3: 12% reduction from budgeted quarter amount
Qtr 4: 5% - 6% reduction from budgeted quarter amount
Crude Oil & Condensate Pipeline Volumes
597 MBbl/d	+/- 5%		$7			$7
Crude Oil Production Volumes
44 MBbl/d, gross (31 MBbl/d, net)	+/- 5%				$11	$11
Crude Oil Price
$35/bbl	+/- $1/bbl WTI	$0.1	$0.6		$0.2	$0.9
NGL to Crude Oil Price Ratio
Natural Gas Pipelines 50% and CO2 35%	+/- 1%	$—			$0.2	$0.2
					Potential Impact to 2020 DCF (in millions)
1-Month/3-Month LIBOR Interest Rates (2)					Total
0.24% / 0.35%	+/- 10-bp				$1.9

Purpose of Outlook Assumptions and Sensitivity:
The above table provides key assumptions used in our 2020 forecast for the remaining 6 months of 2020 to incorporate the estimated impact of COVID-19 and commodity price declines. It also provides estimated financial impacts to 2020 Adjusted EBITDA and DCF for potential changes in those assumptions. These sensitivities are general estimates of anticipated impacts on our business segments and overall business of changes relative to our assumptions; the impact of actual changes may vary significantly depending on the affected asset, product and contract.

Notes
(1)	Potential impact to 2020 Adjusted EBITDA and DCF for Terminals includes sensitivity to changes in petroleum coke volume.
(2)	Sensitivity considers a combination of the 1-month and 3-month LIBOR rates. As of June 30, 2020, we had approximately $8.0 billion of fixed-to-floating interest rate swaps on our long-term debt. In March 2020, we fixed the LIBOR component on $2.5 billion of our floating rate swaps through the end of 2020 only. As a result, approximately 17% of the principal amount of our debt balance as of June 30, 2020 was subject to variable interest rates—either as short-term or long-term variable rate debt obligations or as fixed-rate debt converted to variable rates through the use of interest rate swaps.